EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Receives Continued Listing Standard Notice from NYSE

Houston, Texas (April 16, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) announced that on April 10, 2020, it received a formal notice from the New York Stock Exchange (“NYSE”) indicating noncompliance with the continued listing standard set forth in Rule 802.01C of the NYSE Listed Company Manual because the average closing price of SMLP’s common units had fallen below $1.00 per unit over a period of 30 consecutive trading days, which is the minimum average unit price for continued listing on the NYSE.  SMLP has six months following the receipt of the formal noncompliance notice to cure the deficiency and regain compliance.  During this period, SMLP’s common units will continue trading on the NYSE under its existing ticker symbol, with the addition of a suffix indicating the "below criteria" status of its common units, as "SMLP.BC."

SMLP intends to regain compliance with the NYSE listing standards by pursuing measures that are in the best interests of SMLP and its unitholders, including: (i) enhanced capital discipline and operating margins, including a planned 30% reduction in 2020 capital expenditures and ongoing implementation of expense savings initiatives; (ii) debt reduction through capital market transactions and asset sales; and potentially (iii) consummation of a reverse unit split, subject to approval from SMLP’s board of directors.

As required by the NYSE, SMLP intends to respond to the NYSE within ten business days with respect to its intent to cure the deficiency.  SMLP can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, its common units have a closing unit price of at least $1.00 and an average closing unit price of at least $1.00 over the 30 consecutive trading-day period ending on the last trading day of that month. If SMLP is unable to regain compliance, the NYSE will initiate procedures to suspend and delist SMLP’s common units.

The notification from the NYSE does not affect SMLP’s ongoing business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or cause an event of default under any of SMLP’s material debt agreements.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado.  SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in Houston, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 48.5% limited partner interest in SMLP and indirectly owns and controls the non-economic general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns a 6.3% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMLP's actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020, and as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding the impact of the NYSE delisting notice and our ability to regain compliance with listing standards, planned capital expenditures, strategic transactions that might affect our debt levels and liquidity, the ability to consummate a reverse unit split, 2020 financial guidance or financial or operating expectations for 2020, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:  Blake Motley, Vice President of Strategy and Head of Investor Relations, 832-930-7539, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

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